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                                                                 EXHIBIT 10.11




January 28, 1997

                                                                           SYNON
Mr. Duncan Moore
Downsmount
53 Yew Tree
Bottom Road
Epsom Downs
Surrey KT17 3NQ

Dear Duncan:

While we recognize your long service to Synon, we determined a change in the management of Synon's European operations was necessary. As we discussed, your employment with Synon therefore terminated effective December 31, 1997.

STATUTORY SEVERANCE CONSIDERATION: You have or will receive, as soon as practical following acceptance of this separation letter agreement, all statutory payments owed to you including the following:

          The sum of pounds 15,960.23 representing 5.82 weeks pay in lieu of notice based on current salary plus pension benefits and automobile allowance.
         The sum of pounds 2,742.31 representing 5 days of 1996 holiday accrued but unused consistent with Synon Europe Ltd. unused holiday carryover policy.
         The sum of pounds 1,842.83 representing 3.36 days of 1997 holiday accrued through the notice period.
         The sum of pounds 116,000.00 representing salary for one year consistent with the terms of your employment letter agreement with Synon Corp. dated February 7, 1992.
         The sum of pounds 13,337.96 representing a bonus based on 1996 Synon
                 Corp. financial performance and an additional discretionary bonus.
         Less the sum of pounds 11,883.33 which has already been paid to you through payroll continuation in January 1997.
Synon agrees to pay you any portion of these amounts ex gratia to the extent allowable under British law.

Outstanding expenses will be reimbursed to you as soon as approved and processed. You will turn over to Synon all company property including keys, credit cards, hardware, software and any confidential material such as lists of employees, clients, etc. In addition, you agree to execute whatever documents are necessary to effect your resignation as officer or director of any of the group companies and to make the relevant filings at local companies registries. We have directed Mr. Victor Bhalla to prepare customary officer and director indemnification agreements to indemnify you on behalf of Synon and it associated companies against actions potentially taken against you by virtue of your office while employed by Synon. Please contact Mr. Bhalla to arrange appropriate resignations of your officer and director positions and to complete the indemnification agreements.

ADDITIONAL SEVERANCE CONSIDERATION: Your Stock Option vesting and exercise periods ceased at the end of your notice period of 5.82 weeks following December 31, 1996. As of





       SYNON CORPORATION 1100 LARKSPUR LANDING CIRCLE  LARKSPUR, CA 94939
                       415-461-5000  FAX 415-461-8948

Duncan Moore
February 6, 1997
Page 2

that date, you have 220,000 shares of options vested and exercisable. However, without any obligation to do so, but in consideration of your prior service, to accomplish the smooth transition desirable to all parties and in consideration of the Restrictive Covenants and the Release below, Synon offers to extend your Stock Option exercise period through November 30, 1997, for those options vested. After that date, your options will expire.

RESTRICTIVE COVENANTS: Your continued right to exercise vested stock options through the extension period mentioned above are contingent, of course, on cooperative and professional behavior including the following restrictive covenants.

         1. You undertake that you will not, whether directly or indirectly, make, publish or otherwise communicate to any third party any disparaging or derogatory statements concerning Synon or its management which, in Synon management's view acting reasonably, would have a material adverse affect on Synon's business or reputation. Synon, likewise undertakes that it will not, whether directly or indirectly, make, publish or otherwise communicate to any third party any disparaging or derogatory statements about you that, in your view acting reasonably, would have a material adverse affect on you or your reputation. This undertaking for Synon will extend to it officers, directors and employees.

         2. You will not, during the period ending November 30, 1997, either for your own account or for any person, firm or company directly or indirectly employ, solicit, or endeavor to solicit any person who was an employee of Synon or any of its associated companies as of your effective termination date, and with whom you had dealings while you were employed by Synon, without the written permission of Synon management acting reasonably.

         3. You will not, during the period ending November 30, 1997, be engaged or involved either directly or indirectly, with any business which, in the opinion of Synon management acting reasonably, competes directly with the business of Synon and its associated companies without the written permission from Synon.

If you violate covenant 1 above, 25% of your vested stock options will be canceled and no longer available for exercise by you.

If you violate covenants 2 or 3 above, Synon management will provide you written notice of its knowledge of the violation. You have up to 30 days to cure the violation, as determined by Synon management acting reasonably, without penalty. If you fail to cure the violation of within 30 days of receiving notice, 50% of your vested stock options will be canceled and no longer available for exercise by you.

RELEASE: You agree to accept the foregoing Statutory Severance Consideration and Additional Severance Consideration as full settlement of the termination of your employment with Synon and agree to release Synon from any further liability regarding your employment. You understand these provisions are strictly confidential and pertain solely to your separation with Synon and do not set a precedent for other Synon terminations that may occur in the future. You further understand your continuing obligations to Synon not to use or disclose any
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Duncan Moore
February 6, 1997
Page 3

Synon Confidential Information obtained while an employee of Synon consistent with your employment agreements.

In addition, for the purpose of section 203(3) of the Employment Rights Act 1996 ("Act"), you hereby acknowledge, represent and warrant that:

         By entering into this agreement you agree to refrain from presenting a complaint to an Industrial Tribunal and that this agreement is intended to relate to any such complaint;

         You have received independent legal advice from a qualified lawyer of your choosing as to the terms and effect of this agreement, and in particular its effect upon your ability to pursue your rights before an Industrial Tribunal; and

         You have been advised by the qualified lawyer of your choice that there is in force and was at the time you received the advice referred to above, cover under the Solicitor's Indemnity Fund for the risk of a claim by you in respect of loss arising in consequence of that advice.

For the purposes of Section 203(3) of the said Act, both Synon and you agree that the conditions regulating compromise agreements under the said Act are satisfied.

Please acknowledge your acceptance of the terms of this separation agreement by your signature below.

Duncan, we all appreciate and respect the professionalism you have displayed over the years and wish you and your family the best of success in the future.

Yours truly,


/s/ Paul K. Wilde
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Paul K. Wilde
Vice President & CFO


Agreed and accepted:


/s/ Duncan Moore                             3/21/97
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Duncan Moore                                  Date